UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)           March 13, 2006

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN		47725

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code          (812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 13, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Shoe Carnival, Inc. (the “Company”) approved the following actions with regard to the compensation of the executive officers of the Company:

1. 2006 Base Salary

The Compensation Committee increased the base salaries of the Company’s executive officers after a review of the Company’s financial performance for fiscal 2005, along with a review of executive compensation practices within the retail and footwear industries.  The salary increases were effective on March 13, 2006.

        Fiscal 2006 base salaries:

Name	Title	New Base Salary	Previous Base Salary

Mark L. Lemond	President and Chief Executive Officer	$670,000	$650,000
J. Wayne Weaver	Chairman of the Board	$300,000	$300,000
Timothy T. Baker	Executive Vice President -Store Operations	$410,000	$397,500
Clifton E. Sifford	Executive Vice President - General Merchandise Manager	$410,000	$397,500
W. Kerry Jackson	Executive Vice President - Chief Financial Officer and Treasurer	$315,000	$275,000

2. Split-Dollar Life Insurance

In March 1999, the Company established a split-dollar life insurance arrangement on the lives of Mr. Lemond and his spouse.  The life insurance policy provides coverage in the amount of $1.0 million, payable on the death of the last to survive.  The annual premiums on the policy are $21,300.  Under the arrangement, at the later of the death of Mr. Lemond or his spouse, the Company will be reimbursed for all premiums paid by it, and the balance of the proceeds of the policy would be paid to the estate of Mr. Lemond or his spouse.

Prior to the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company paid all of the premiums on the policy.  There is currently uncertainty as to whether the payment of premiums on a split-dollar life insurance policy by a company would constitute a personal loan prohibited under the Sarbanes-Oxley Act.  Due to this uncertainty, Mr. Lemond now pays the premiums on his split-dollar life insurance policy, and the Company pays to Mr. Lemond a bonus in an amount sufficient to cover the premium paid by Mr. Lemond and the tax liability on the bonus.  The bonus to reimburse Mr. Lemond for the 2006 premium payment and associated taxes is $35,000.

3.  Annual Incentive Compensation Goals for Fiscal 2006

The Committee established the performance criteria and targets for the 2006 bonus payable in 2007 under the Company’s Executive Incentive Compensation Plan.  The performance criteria is operating income before bonus expense.  Subjective factors based on an executive’s individual performance can reduce an executive’s bonus.  As Chief Executive Officer, Mark L. Lemond’s bonus target is 45% of his salary but he can earn up to 60% of his salary if all performance targets are met.  J. Wayne Weaver, as chairman, is not eligible to receive a bonus.  The other named executive officers’ bonus target is 35% of their salary but they can earn up to 50% if all performance targets are met.

4.  Grants of Restricted Stock

The Committee approved grants of restricted stock to the Company’s executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan.  Mark L. Lemond received a grant of 7,500 shares and Timothy T. Baker, Clifton E. Sifford and W. Kerry Jackson each received a grant of 4,000 shares.  No grant was made to Mr. Weaver.  The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: March 17, 2006	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer

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